EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:20 AM 02/26/2014
FILED 10:20 AM 02/26/2014
SRV 140241425 - 2098420 FILE

RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST CITIZENS BANCSHARES, INC.

The present name of the corporation is First Citizens BancShares, Inc. The corporation was incorporated under the name "First Citizens BancShares, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 8, 1986. This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is First Citizens BancShares, Inc.

ARTICLE II

The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to operate as a one-bank or as a multi-bank holding company and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is Thirteen Million (13,000,000) shares divided into two classes. The designation, the number of authorized shares and the par value of the shares of each class are as follows:

Class	Number of Shares	Per Value Per Share
Class A Common	11,000,000	$1.00
Class B Common	2,000,000	$1.00

The preferences, limitations and relative rights of the shares of each class are as follows:

Class A Common - The Class A common stock has one (1) vote for each share outstanding and, as to dividends and liquidation, shall share with the Class B common stock as specified below.

Class B Common - The Class B common stock has sixteen (16) votes for each share outstanding and, as to dividends and liquidation, shall share with the Class A common stock as specified below.

Liquidation, Dividends, Spin-Offs, Distributions-In-Kind and Other Benefits (Except Voting) of Class A and Class B Common: As to liquidation, any amounts available shall be distributed between the outstanding Class A common stock and the outstanding Class B common stock pro rata, based upon the number of shares issued and outstanding of Class A common stock and Class B common stock.

Dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions (except voting) shall be paid or distributed on the Class A common stock and the Class B common stock as declared from time to time by the Board of Directors; provided, however, that the dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions shall be the same for each issued and outstanding share of Class A common stock and for each issued and outstanding share of Class B common stock as of the record date.

Neither Class A nor Class B common stock shall have class voting privileges except as required by law.

Fractional Shares: No certificates for fractional shares shall be issued by the corporation.

ARTICLE V

In furtherance, and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the corporation, subject to the rights of the shareholders entitled to vote with respect thereto to alter or repeal Bylaws made by the Board of Directors.

ARTICLE VI

No Director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director for any act or omission, except that he may be liable (i) for any breach of the Director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit. The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE VII

The principal place of business of the corporation shall be 20 East Martin Street, City of Raleigh, County of Wake, State of North Carolina 27601.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of February, 2014.

FIRST CITIZENS BANCSHARES, INC.

By:	/S/ FRANK B. HOLDING, JR.
Frank B. Holding, Jr.
Chairman and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:05 PM 04/30/2014
FILED 12:05 PM 04/30/2014
SRV 140539130 - 2098420 FILE

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST CITIZENS BANCSHARES, INC.

First Citizens BancShares, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments of the Corporation's Restated Certificate of Incorporation to:

(1)	delete Article IV thereof in its entirety and insert a new Article IV, as set forth in Exhibit A, in its place, and

(2)	delete Article VII thereof in its entirety with no replacement.

And, the said resolutions of the Board of Directors declared the amendments to be advisable, and directed that the amendments be submitted to a vote of the stockholders of the Corporation at the Corporation's next annual meeting of stockholders held on April 29, 2014.

A copy of new Article IV, as adopted and approved by the Board of Directors and by the stockholders of the Corporation at the annual meeting, is attached as Exhibit A to this Certificate of Amendment.

SECOND: That thereafter, pursuant to the resolutions of its Board of Directors, at the annual meeting of the Corporation's stockholders duly called and held on April 29, 2014, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, and by the requisite vote, the stockholders of the Corporation approved and adopted the foregoing amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this the 29th   day of April, 2014.

FIRST CITIZENS BANCSHARES, INC.

By:	/S/ FRANK B. HOLDING, JR.
Frank B. Holding, Jr.
Chairman and Chief Executive Officer

Exhibit A
to
Certificate of Amendment

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is Twenty-Three Million (23,000,000) shares divided into three classes. The designation, the number of authorized shares, and the par value of the shares of each class are as follows:

Class	Number of Shares	Par Value Per Share
Class A Common Stock	11,000,000	$1.00
Class B Common Stock	2,000,000	$1.00
Preferred Stock	10,000,000	$0.01
Total Shares	23,000,000

Subject to the rights of the holders of any series of the Preferred Stock as set forth in a certificate of designation relating to that series, the number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware, and no vote of the holders of any of the Preferred Stock voting separately as a class shall be required therefor.

The preferences, powers and rights, and the qualification, limitations and restrictions, of the shares of each class are as follows:

A.	Common Stock

Class A Common Stock. The Class A Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as provided below or from time to time in this Restated Certificate of Incorporation with respect to another class of the corporation's shares, or in a certificate of designation relating to a series of the Preferred Stock, or by applicable law, the holders of shares of Class A Common Stock shall be entitled to one (1) vote for each share outstanding upon all questions presented to the stockholders and, together with the Class B Common Stock, shall have the exclusive right to vote for the election of directors and for all other purposes; and, as to dividends and liquidation, the Class A Common Stock shall share with the Class B Common Stock as specified below. The Class A Common Stock shall not have class voting privileges except as required by law.

Class B Common Stock. The Class B Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as provided below or from time to time in this Restated Certificate of Incorporation with respect to another class of the corporation's shares, or in a certificate of designation relating to a series of the Preferred Stock, or by applicable law, the holders of shares of Class B Common Stock shall be entitled to sixteen (16) votes for each share outstanding upon all questions presented to the stockholders and, together with the Class A Common Stock, shall have the exclusive right to vote for the election of directors and for all other purposes; and, as to dividends and liquidation, the Class B Common Stock shall share with the Class A Common Stock as specified below. The Class B Common Stock shall not have class voting privileges except as required by law.

Liquidation, Dividends, Spin-Offs, Distributions-in-Kind and other Benefits (Except Voting) of Class A and Class B Common Stock. As to liquidation, any amounts available shall be distributed between the outstanding Class A Common Stock and the outstanding Class B Common Stock pro rata, based upon the numbers of shares issued and outstanding of Class A Common Stock and Class B Common Stock.

Dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions (except voting) shall be paid or distributed on the Class A Common Stock and the Class B Common Stock as declared from time to time by the Board of Directors; provided, however, that the dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions shall be the same for each issued and outstanding share of Class A Common Stock and for each issued and outstanding share of Class B Common Stock as of the record date.

Fractional Shares. No certificates for fractional shares of Class A Common Stock or Class B Common Stock shall be issued by the corporation.

B.	Preferred Stock

The corporation's Board of Directors shall be authorized to issue shares of Preferred Stock from time to time, to create series thereof, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other rights of the shares of each series, and any qualifications, limitations or restrictions thereon, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine with respect to each separate series:

(1)    the designation of and the number of shares to constitute each series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors unless otherwise provided by the Board of Directors;

(2)    the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preferences over or relation which such dividends shall bear to the dividends payable on any other class or classes, or any other series, of capital stock, including the Preferred Stock; whether such dividends will be cumulative or non-cumulative; and whether the shares will be participating or nonparticipating with other shares with respect to dividends;

(3)    whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), and, if so, the redemption prices (or the method of determining such prices) and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(4)    the terms and amount of any sinking, retirement, or purchase fund;

(5)    the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(6)    the voting rights, if any, of the holders of shares of each series;

(7)    any restrictions on the issuance or reissuance of additional shares of the Preferred Stock;

(8)    the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation; any preferences over any other class or classes, or any other series, of capital stock, including Preferred Stock; and whether the shares will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets upon liquidation, dissolution or winding up of the affairs of the corporation;

(9)    any limitations or restrictions on transfer; and

(10)    such other powers, rights and preferences, if any, for the benefit of the holders of, or other terms or limitations, qualifications or restrictions with respect to, the shares within that series as shall not be inconsistent with the provisions of this Restated Certificate of Incorporation, as amended, or applicable law.

The number, designations, powers, preferences, and the relative, participating, optional or other rights of, and any qualifications, limitations or restrictions on, shares within any one series may differ from those of shares within any other series. Except as may otherwise be provided in this Restated Certificate of Incorporation, in a certificate of designation relating to a series of the Preferred Stock or by applicable law, holders of the Preferred Stock shall not be entitled to vote, separately or as a class, at or receive notice of any meeting of stockholders.